Exhibit 10.1

RETENTION INCENTIVE AGREEMENT

THIS RETENTION INCENTIVE AGREEMENT (the “Agreement”) is made as of the 28th day of June, 2013, by and between Vitran Corporation Inc., an Ontario corporation (the “Company”) and Fayaz Suleman (the “Executive”).

RECITALS:

A. The Executive is employed by the Company in the position of Vice-President, Finance and Chief Financial Officer, pursuant to the terms of an employment agreement (the “Employment Agreement”) dated March 26, 2013 between the Executive and the Company.

B. The Company wishes to enter into this Agreement with the Executive in order to: (i) recognize the positive contribution to date of the Executive to the Company and its affiliates, (ii) maintain the continued cohesion of the Executive and the other members of the senior management team of the Company and (iii) to provide an incentive and motivation for the Executive to remain in active and dedicated employment with the Company and to work diligently in order to address and respond to any circumstances or events affecting the Company and its subsidiaries which may arise or which may be undertaken by the Company and its subsidiaries at the request and direction of the board of directors of the Company.

NOW, THEREFORE, for good and valuable consideration, the Company and Employee hereby agree as follows:

1. Retention Payments

(a) If the Executive remains continuously employed as an employee of the Company or a subsidiary of the Company during the period beginning on the date hereof through and including December 31, 2013 (the “First Retention Date”), the Executive shall be entitled to receive from the Company a payment in the amount of $90,000 (the “First Retention Payment”), payable by the Company to the Executive on December 31, 2013. The Executive will not be entitled to receive payment of the First Retention Payment if on or prior to the First Retention Date, the Executive voluntarily resigns his employment with the Company (or its applicable subsidiary) or if the Executive is terminated by the Company (or its applicable subsidiary) for “cause for termination” (as defined in the Employment Agreement).

(b) If the Executive remains continuously employed as an employee of the Company or a subsidiary of the Company during the period beginning on the date hereof through and including April 30, 2014 (the “Second Retention Date”), the Executive shall be entitled to receive from the Company a payment in the amount of $180,000 (the “Second Retention Payment”), payable by the Company to the Executive on April 30, 2014. The Executive will not be entitled to receive payment of the Second Retention Payment if on or prior to the Second Retention Date, the Executive voluntarily resigns his employment with the Company (or its applicable subsidiary) or if the Executive is terminated by the Company (or its applicable subsidiary) for “cause for termination”.

(c) Notwithstanding the provisions of Section 1(a) or Section 1(b), the Executive shall remain entitled to receive the First Retention Payment and the Second Retention Payment if the Executive ceases to be an active employee of the Company or a subsidiary of the Company at any time prior to the Second Retention Date:

(i) on account of the Executive’s termination by the Company or its applicable subsidiary without “cause for termination” in which case payment of both the First Retention Payment and the Second Retention Payment, if and to the extent not then paid, shall be made by the Company to the Executive within five (5) business days after the date of the Executive’s termination by the Company or its applicable subsidiary; or

(ii) on account of the Executive voluntarily resigning from his employment with the Company or its applicable subsidiary following a “change of control” (as defined in the Employment Agreement) in the circumstances where under the Employment Agreement, the Executive is entitled to receive a lump sum amount equal to 18 months compensation, in which case, payment of both the First Retention Payment and the Second Retention Payment, if and to the extent not then paid, shall be made by the Company to the Executive within five (5) business days after the date of the Executive’s resignation.

(d) All payments to the Executive in respect of the First Retention Payment and the Second Retention Payment due hereunder shall be subject to applicable withholding and other taxes and deductions.

2. General

(a) The terms and conditions of the Employment Agreement shall continue in full force and effect.

(b) Any amount to be paid to the Executive under this Agreement shall not be treated as salary or compensation for purposes of computing or determining any additional benefit payable under the Employment Agreement or any employee benefit plan maintained by the Company or its subsidiaries or otherwise applicable under any governmental program.

(c) This Agreement sets forth the entire understanding of the Executive and the Company with respect to the subject matter of this Agreement, and supersedes all prior agreements and communications, whether oral or written, pertaining to the subject matter hereof. This Agreement shall not be modified except by written agreement of the Executive and the Company.

(d) The Executive agrees not to disclose or discuss, other than with his legal counsel, financial or tax adviser or spouse (if any) who agree to be bound by the same obligation of confidentiality) either the existence of or any details of this Agreement, without the prior written consent of the Company, or unless otherwise required to do so by law.

(e) Nothing in this Agreement limits or is intended to limit the discretion of the Company and its subsidiaries to take any action with regard to their business and affairs, which the Company, in its sole discretion may consider appropriate.

(f) This Agreement may not be assigned by the Executive without the prior written consent of the Company and no person other than the Executive may assert the rights of the Executive under this Agreement. This Agreement shall enure to the benefit of and be binding upon the Executive and the Company and their respective successors and permitted assigns.

(g) This Agreement shall be governed and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract. The parties hereto hereby submit to the non-exclusive jurisdiction of the courts of the Province of Ontario.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

Executive	VITRAN CORPORATION INC.

	By:	/s/ William S. Deluce
/s/ Fayaz Suleman	Name:	William S. Deluce
Name: Fayaz Suleman	Title:	Interim President and CEO

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